UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 25

                   NOTIFICATION OF REMOVAL FROM LISTING AND/OR
                     REGISTRATION UNDER SECTION 12(b) OF THE
                        SECURITIES EXCHANGE ACT OF 1934.

                                                    Commission File Number _____


                              BOWATER INCORPORATED
                              New York Arca, Inc.
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  (Exact name of Issuer as specified in its charter, and name of Exchange where security is listed and/or registered)


                  55 East Camperdown Way, Greenville, SC 29601
                                  864-271-7733
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   (Address, including zip code, and telephone number, including area code, of
                     Issuer's principal executive offices)


                                  Common Stock
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                      (Description of class of securities)


Please place an X in the box to designate the rule provision relied upon to strike the class of securities from listing and registration:

/ / 17 CFR 240.12d2-2(a)(1)

/ / 17 CFR 240.12d2-2(a)(2)

/ / 17 CFR 240.12d2-2(a)(3)

/ / 17 CFR 240.12d2-2(a)(4)

/ / Pursuant to 17 CFR 240.12d2-2(b), the Exchange has complied with its rules to strike the class of securities from listing and/or withdraw registration on the Exchange. (1)

/X/ Pursuant to 17 CFR 240.12d2-2(c), the Issuer has complied with its rules of the Exchange and the requirements of 17 CFR 240.12d-2(c) governing the voluntary withdrawal of the class of securities from listing and registration on the Exchange.

Pursuant to the requirements of the Securities Exchange Act of 1934, Bowater Incorporated Arca, Inc. certifies that it has reasonable grounds to believe that it meets all of the requirements for filing the Form 25 and has caused this notification to be signed on its behalf by the undersigned duly authorized person.


1/2/2007     By /s/Ronald T.Lindsay            Executive Vice President-
                                              General Counsel & Secretary
---------       -------------------           ---------------------------------
  Date               Name                                Title

1 Form 25 and attached Notice will be considered compliance with the provisions of 17 CFR 240.19d-1 as applicable. See General --- Instructions.


                    Persons who respond to the collection of
                   information contained in this form are not
                  required to respond unless the form displays
                      a currently valid OMB control number.